TRITON INTERNATIONAL REPORTS THIRD QUARTER 2020 RESULTS
AND INCREASES QUARTERLY DIVIDEND

Hamilton, Bermuda – October 23, 2020 – Triton International Limited (NYSE: TRTN) ("Triton")

Highlights:
•Net income attributable to common shareholders for the three months ended September 30, 2020 was $45.9 million or $0.67 per diluted share, which includes a $24.3 million write off of unamortized debt and other costs related to the prepayment of ABS notes and other facilities and $8.6 million non-cash tax expense related to an intra-entity transfer of assets.
•Adjusted net income was $78.1 million or $1.14 per diluted share, an increase of 32.6% from the second quarter of 2020.
•Trade volumes and container demand jumped in the third quarter. Utilization increased 2.6% during the quarter to reach 97.4% as of September 30, 2020. Utilization was 97.6% as of October 16, 2020.
•Triton issued $2.3 billion of ABS notes during the third quarter at an average interest rate of 2.2%. Most of the proceeds were used to prepay $1.8 billion of higher cost notes, which is expected to reduce interest expense by more than $25 million over the next year.
•Triton's Board of Directors announced a nearly 10% increase in its quarterly common share dividend to $0.57 per share payable on December 23, 2020 to shareholders of record as of December 10, 2020.

Financial Results
The following table summarizes Triton’s selected key financial information for the three and nine months ended September 30, 2020 and 2019, and the three months ended June 30, 2020.

	(in millions, except per share data)
	Three Months Ended,			Nine Months Ended,
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Total leasing revenues	$327.8	$321.4	$336.7	$970.6	$1,016.1

GAAP
Net income attributable to common shareholders(1)	$45.9	$60.1	$85.9	$173.2	$261.9
Net income per share - Diluted	$0.67	$0.86	$1.17	$2.48	$3.47

Non-GAAP (2)
Adjusted net income	$78.1	$60.0	$85.0	$205.2	$264.1
Adjusted net income per share - Diluted	$1.14	$0.86	$1.16	$2.93	$3.50

Return on equity (3)	15.8%	12.2%	16.1%	13.6%	16.5%
(1)Net income attributable to common shareholders for the three and nine months ended September 30, 2020 includes a $24.3 million write off of unamortized debt and other costs related to the prepayment of ABS notes and other facilities and $8.6 million of non-cash tax expense related to an intra-entity transfer of assets. These two items are excluded in arriving at Adjusted net income.
(2)Refer to the "Use of Non-GAAP Financial Measures" and "Non-GAAP Reconciliations of Adjusted Net Income" set forth below.
(3)Refer to the “Calculation of Return on Equity” set forth below.

Operating Performance
"Triton took advantage of a strong upward inflection in container demand during the third quarter to drive a significant increase in our performance," commented Brian Sondey, Chief Executive Officer of Triton. "We generated $1.14 of Adjusted earnings per share in the third quarter of 2020, an increase of 32.6% from the second quarter, and we realized an annualized Return on equity of 15.8%."

"Global containerized trade volumes rebounded sharply in the third quarter as lockdowns in Europe and the United States eased, and container export volumes from key ports in China currently exceed pre-pandemic levels. The pace and magnitude of the trade recovery have generally exceeded our customers’ expectations, and virtually all of the major shipping lines have needed to add significant container capacity. We leveraged our market leading container supply capability to provide rapid and sizable container solutions for our customers, and we generated a record number of container bookings in the third quarter. Our team demonstrated remarkable agility in quickly responding to this surge in activity, and we are very proud to be playing an important role helping our customers keep the global supply chain functioning at this critical time. Our utilization increased 2.6% during the quarter to reach 97.4% as of September 30, 2020, and we have committed over 500,000 TEU of new containers onto attractive long-term leases. The strong demand has also led to increased container prices. As of October 16, 2020, container factories are quoting roughly $2,500 for a 20' dry container. We are also benefiting from increased sale prices for used container disposals and higher disposal gains."

"While we are very pleased with the improvement in market conditions and our performance in the third quarter, it is important to note that Triton's performance remained solid throughout 2019 and the first half of 2020 despite macro headwinds from the U.S./China trade dispute and COVID-19 lockdowns. Our annualized Return on equity averaged 14.0% for the four quarters ended June 30, 2020, and our utilization averaged 95.8%. The resilience of our business through difficult conditions reflects the strength of our long-term lease portfolio, the rapid adjustment of container supply and demand due to the short order cycle for containers, and the many advantages Triton enjoys as the scale, cost and capability leader in our industry. In addition, our customers' financial performance held up much better than expected in the first half of the year through the start of the COVID-19 pandemic and lockdowns, and our customers generally expect strong profitability in the second half of the year due to the sharp rebound in trade volumes that has led to a significant increase in freight rates."

"We have purchased approximately $800 million of new and sale-leaseback containers for delivery in 2020, which is below our target level. We accelerated container purchases during the third quarter, but our ability to quickly order large numbers of containers was constrained by tight container manufacturing capacity. We have also ordered approximately $350 million of containers for delivery in the first few months of 2021."

"We continue to strengthen our balance sheet. We issued $2.3 billion of ABS notes during the third quarter with an average fixed interest rate of 2.2%, and used most of the proceeds to prepay $1.8 billion of existing ABS notes with an average fixed interest rate of 3.8%. We closed the prepayment of the existing ABS notes on September 21, 2020, and we expect over $25 million of interest expense savings over the next year. In addition, our leverage remains near an all-time low and our liquidity position is excellent. The combination of our strong balance sheet and stable cash flows provides great protection for Triton and gives us many levers to drive shareholder value through a full range of market conditions."

Outlook
Mr. Sondey continued, "Container demand remains exceptionally strong as we start the fourth quarter. Our customers expect trade volumes to remain solid despite the end of the traditional summer peak season for dry containers. Customers are projecting meaningful container shortages into at least early next year, and they continue to rely heavily on leasing. We will benefit from a full quarter of revenue on the large number of containers picked up in the third quarter, and new containers produced in the fourth quarter should be picked up quickly. We will also benefit from a full period of reduced interest expense from our

ABS refinancing. Overall, we expect our Adjusted earnings per share to increase in the range of 25% from the third to the fourth quarter of 2020."

"Looking forward to next year, the ongoing COVID-19 pandemic continues to create a high level of macro uncertainty for the global economy and trade. However, the vast majority of the containers leased-out over the last few months have been placed on multi-year leases, and the very low inventory of new and used containers available in the market should further support our utilization. In addition, the interest expense reduction from our ABS refinancing will benefit us into 2021 and beyond. As a result, we expect to achieve strong profitability and an attractive Return on equity in 2021."

Dividends
Triton’s Board of Directors has approved and declared a $0.57 per share quarterly cash dividend on its issued and outstanding common shares, payable on December 23, 2020 to shareholders of record at the close of business on December 10, 2020.

Mr. Sondey concluded, "The increase in our dividend reflects our confidence in the continued strength of our profitability and robust cash flows generated by our business, and our ongoing commitment to returning value to shareholders."

The Company's Board of Directors also approved and declared a cash dividend payable on December 15, 2020 to holders of record at the close of business on December 8, 2020 on its issued and outstanding preferred shares as follows:

Preferred Share Series	Dividend Rate	Dividend Per Share
Series A Preferred Shares (NYSE:TRTNPRA)	8.500%	$0.5312500
Series B Preferred Shares (NYSE:TRTNPRB)	8.000%	$0.5000000
Series C Preferred Shares (NYSE:TRTNPRC)	7.375%	$0.4609375
Series D Preferred Shares (NYSE:TRTNPRD)	6.875%	$0.4296875

Share Repurchase Update
Triton repurchased 0.4 million common shares in the third quarter of 2020, and has repurchased over 12.5 million common shares since the inception of the program in August 2018.

Investors’ Webcast
Triton will hold a Webcast at 8:30 a.m. (New York time) on Friday, October 23, 2020 to discuss its third quarter results. To listen by phone, please dial 1-877-418-5277 (domestic) or 1-412-717-9592 (international) approximately 15 minutes prior to the start time and reference the Triton International Limited conference call. To access the live Webcast please visit Triton's website at http://www.trtn.com. An archive of the Webcast will be available one hour after the live call.

About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 6.1 million twenty-foot equivalent units ("TEU"), Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.

Contact
Andrew Greenberg
Senior Vice President
Business Development & Investor Relations
(914) 697-2900

Utilization and Fleet Information

Effective December 31, 2019, we revised our cost equivalent units ("CEU") factor to be more in line with the cost of new containers over the last several years. These new CEU factors are generally consistent with those published by the International Institute for Container Lessors ("IICL"). We use the CEU factors to measure the size and performance of our container fleet.

The following table sets forth the equipment fleet utilization for the periods indicated:

	Quarter Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Average Utilization (1)	96.1%	95.0%	95.4%	95.8%	96.7%
Ending Utilization (1)	97.4%	94.8%	95.3%	95.4%	96.4%
(1)Utilization is computed by dividing total units on lease (in CEU) by the total units in fleet (in CEU), excluding new units not yet leased and off-hire units designated for sale.

The following table summarizes the equipment fleet as of September 30, 2020, December 31, 2019 and September 30, 2019:

	Equipment Fleet in Units			Equipment Fleet in TEU
	September 30, 2020	December 31, 2019	September 30, 2019	September 30, 2020	December 31, 2019	September 30, 2019
Dry	3,220,631	3,267,624	3,287,025	5,306,071	5,369,377	5,393,705
Refrigerated	226,627	225,520	226,114	437,886	435,148	436,129
Special	93,639	94,453	94,678	170,471	171,437	171,579
Tank	11,153	12,485	12,539	11,153	12,485	12,539
Chassis	24,916	24,515	24,704	45,380	45,154	45,498
Equipment leasing fleet	3,576,966	3,624,597	3,645,060	5,970,961	6,033,601	6,059,450
Equipment trading fleet	72,444	17,906	17,054	111,369	27,121	25,764
Total	3,649,410	3,642,503	3,662,114	6,082,330	6,060,722	6,085,214

	Equipment in CEU(1)
	September 30, 2020	December 31, 2019	September 30, 2019
Operating leases	6,492,628	6,434,434	6,455,594
Finance leases	308,513	423,638	431,043
Equipment trading fleet	109,469	37,232	36,998
Total	6,910,610	6,895,304	6,923,635
(1)In the equipment fleet tables above, we have included total fleet count information based on CEU. CEU is a ratio used to convert the actual number of containers in our fleet to a figure based on the relative purchase prices of our various equipment types to that of a 20-foot dry container. For example, the CEU ratio for a 40-foot high cube dry container is 1.70, and a 40-foot high cube refrigerated container is 7.50. These factors may differ slightly from CEU ratios used by others in the industry.

Important Cautionary Information Regarding Forward-Looking Statements

Certain statements in this release, other than purely historical information, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that include the words "expect," "intend," "plan," "believe," "project," "anticipate," "will," "may," "would" and similar statements of a future or forward-looking nature may be used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Triton's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

These factors include, without limitation, economic, business, competitive, market and regulatory conditions and the following: the impact of COVID-19 on our business and financial results; decreases in the demand for leased containers; decreases in market leasing rates for containers; difficulties in re-leasing containers after their initial fixed-term leases; our customers' decisions to buy rather than lease containers; our dependence on a limited number of customers for a substantial portion of our revenues; customer defaults; decreases in the selling prices of used containers; extensive competition in the container leasing industry; difficulties stemming from the international nature of our business; decreases in the demand for international trade; disruption to our operations resulting from the political and economic policies of the United States and other countries, particularly China, including but not limited to the impact of trade wars and tariffs; disruption to our operations from failures of, or attacks on, our information technology systems; disruption to our operations as a result of natural disasters; our compliance or failure to comply with laws and regulations related to economic and trade sanctions, security, anti-terrorism, environmental protection and corruption; our ability to obtain sufficient capital to support our growth; restrictions imposed by the terms of our debt agreements; changes in tax laws in, Bermuda, the United States and other countries and other risks and uncertainties, including those risk factors set forth in the section entitled "Risk Factors" in our Form 10-K filed with the Securities and Exchange Commission ("SEC"), on February 14, 2020, in any Form 10-Q filed or to be filed by Triton, and in other documents we file with the SEC from time to time.

The foregoing list of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere. Any forward-looking statements made herein are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on Triton or its business or operations. Except to the extent required by applicable law, we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

-Financial Tables Follow-

TRITON INTERNATIONAL LIMITED
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS:
Leasing equipment, net of accumulated depreciation of $3,247,980 and $2,933,886	$8,323,667	$8,392,547
Net investment in finance leases	296,763	413,342
Equipment held for sale	104,923	114,504
Revenue earning assets	8,725,353	8,920,393
Cash and cash equivalents	173,257	62,295
Restricted cash	163,486	106,677
Accounts receivable, net of allowances of $2,155 and $1,276	214,978	210,697
Goodwill	236,665	236,665
Lease intangibles, net of accumulated amortization of $259,565 and $242,301	38,892	56,156
Other assets	72,044	38,902
Fair value of derivative instruments	—	10,848
Total assets	$9,624,675	$9,642,633
LIABILITIES AND SHAREHOLDERS' EQUITY:
Equipment purchases payable	$96,798	$24,685
Fair value of derivative instruments	154,603	36,087
Accounts payable and other accrued expenses	105,631	116,782
Net deferred income tax liability	319,320	301,317
Debt, net of unamortized costs of $41,741 and $39,781	6,429,434	6,631,525
Total liabilities	7,105,786	7,110,396

Shareholders' equity:
Preferred shares, $0.01 par value, at liquidation preference	555,000	405,000
Common shares, $0.01 par value, 270,000,000 shares authorized, 81,151,723 and 80,979,833 shares issued, respectively	812	810
Undesignated shares, $0.01 par value, 7,800,000 and 13,800,000 shares authorized, respectively, no shares issued and outstanding	—	—
Treasury shares, at cost, 12,544,597 and 8,771,345 shares, respectively	(385,696)	(278,510)
Additional paid-in capital	903,346	902,725
Accumulated earnings	1,597,928	1,533,845
Accumulated other comprehensive income (loss)	(152,501)	(31,633)
Total shareholders' equity	2,518,889	2,532,237
Total liabilities and shareholders' equity	$9,624,675	$9,642,633

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine months ended September 30,
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Leasing revenues:
Operating leases	$320,352	$326,800	$946,579	$985,592
Finance leases	7,405	9,868	24,043	30,501
Total leasing revenues	327,757	336,668	970,622	1,016,093

Equipment trading revenues	26,094	25,796	58,377	66,833
Equipment trading expenses	(22,225)	(21,646)	(50,555)	(54,600)
Trading margin	3,869	4,150	7,822	12,233

Net gain on sale of leasing equipment	10,737	6,196	19,351	22,184

Operating expenses:
Depreciation and amortization	136,248	133,367	402,235	403,324
Direct operating expenses	25,992	20,457	78,859	55,356
Administrative expenses	21,395	18,496	61,092	56,671
Provision (reversal) for doubtful accounts	(45)	126	4,608	505
Total operating expenses	183,590	172,446	546,794	515,856
Operating income (loss)	158,773	174,568	451,001	534,654
Other expenses:
Interest and debt expense	62,776	77,401	198,652	243,181
Realized (gain) loss on derivative instruments, net	—	(539)	(224)	(1,912)
Unrealized (gain) loss on derivative instruments, net	—	504	286	2,757
Debt termination expense	24,345	1,870	24,376	2,428
Other (income) expense, net	(631)	(116)	(4,241)	(2,047)
Total other expenses	86,490	79,120	218,849	244,407
Income (loss) before income taxes	72,283	95,448	232,152	290,247
Income tax expense (benefit)	15,825	4,845	28,070	20,737
Net income (loss)	$56,458	$90,603	$204,082	$269,510
Less: income (loss) attributable to noncontrolling interest	—	—	—	592
Less: dividend on preferred shares	10,512	4,708	30,850	7,038
Net income (loss) attributable to common shareholders	$45,946	$85,895	$173,232	$261,880
Net income per common share—Basic	$0.67	$1.18	$2.49	$3.49
Net income per common share—Diluted	$0.67	$1.17	$2.48	$3.47
Cash dividends paid per common share	$0.52	$0.52	$1.56	$1.56
Weighted average number of common shares outstanding—Basic	68,223	72,689	69,693	74,984
Dilutive restricted shares	359	560	289	573
Weighted average number of common shares outstanding—Diluted	68,582	73,249	69,982	75,557

TRITON INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net income (loss)	$204,082	$269,510
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	402,235	403,324
Amortization of deferred debt cost and other debt related amortization	10,789	9,718
Lease related amortization	18,358	32,317
Share-based compensation expense	7,919	7,238
Net (gain) loss on sale of leasing equipment	(19,351)	(22,184)
Unrealized (gain) loss on derivative instruments	286	2,757
Debt termination expense	24,376	2,428
Deferred income taxes	28,441	18,885
Changes in operating assets and liabilities:
Accounts receivable	(7,325)	22,006
Accounts payable and other accrued expenses	(8,832)	(7,202)
Net equipment sold (purchased) for resale activity	5,185	(1,798)
Cash collections on finance lease receivables, net of income earned	60,913	53,706
Other assets	(44,735)	(11,198)
Net cash provided by (used in) operating activities	682,341	779,507
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(354,425)	(160,518)
Proceeds from sale of equipment, net of selling costs	182,819	163,033
Other	(183)	(245)
Net cash provided by (used in) investing activities	(171,789)	2,270
Cash flows from financing activities:
Issuance of preferred shares, net of underwriting discount	145,275	221,790
Purchases of treasury shares	(107,186)	(209,592)
Redemption of common shares for withholding taxes	(2,156)	(5,666)
Debt issuance costs	(22,588)	(8,709)
Borrowings under debt facilities	3,297,445	1,417,200
Payments under debt facilities and finance lease obligations	(3,514,140)	(1,970,334)
Dividends paid on preferred shares	(30,420)	(6,253)
Dividends paid on common shares	(108,421)	(116,519)
Distributions to noncontrolling interests	—	(2,078)
Purchase of noncontrolling interests	—	(103,039)
Other	(590)	—
Net cash provided by (used in) financing activities	(342,781)	(783,200)
Net increase (decrease) in cash, cash equivalents and restricted cash	$167,771	$(1,423)
Cash, cash equivalents and restricted cash, beginning of period	168,972	159,539
Cash, cash equivalents and restricted cash, end of period	$336,743	$158,116
Supplemental disclosures:
Interest paid	$181,576	$224,033
Income taxes paid (refunded)	$440	$2,504
Right-of-use asset for leased property	$196	$7,206
Supplemental non-cash investing activities:
Equipment purchases payable	$96,798	$34,922

Use of Non-GAAP Financial Items

We use the terms "Adjusted net income" and return on equity throughout this press release.

Adjusted net income and return on equity are not items presented in accordance with U.S. GAAP and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income.

Adjusted net income is adjusted for certain items management believes are not representative of our operating performance. Adjusted net income is defined as net income attributable to common shareholders excluding debt termination expenses net of tax, unrealized gains and losses on derivative instruments net of tax, and foreign and other income tax adjustments.

We believe that Adjusted net income is useful to an investor in evaluating our operating performance because this item:

•is widely used by securities analysts and investors to measure a company's operating performance;

•helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

•is used by our management for various purposes, including as measures of operating performance and liquidity, to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided a reconciliation of net income attributable to common shareholders, the most directly comparable U.S. GAAP measure, to Adjusted net income in the table below for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019 and for the nine months ended September 30, 2020 and September 30, 2019.

Additionally, the calculation for return on equity is adjusted annualized earnings divided by average shareholders' equity. Management utilizes return on equity in evaluating how much profit the Company generates on the shareholders' equity in the Company and believes it is useful for comparing the profitability of companies in the same industry.

TRITON INTERNATIONAL LIMITED Non-GAAP Reconciliations of Adjusted Net Income (In thousands, except per share amounts)

	Three Months Ended,			Nine Months Ended,
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net income attributable to common shareholders	$45,946	$60,075	$85,895	$173,232	$261,880
Add (subtract):
Unrealized loss (gain) on derivative instruments, net	—	12	497	282	2,721
Debt termination expense	21,140	—	1,461	21,164	2,012
State and other income tax adjustments	2,341	(85)	(931)	2,256	(517)
Tax benefit from vesting of restricted shares	—	—	(1,972)	(390)	(1,972)
Tax adjustments related to intra-entity asset transfer	8,629	—	—	8,629	—
Adjusted net income	$78,056	$60,002	$84,950	$205,173	$264,124
Adjusted net income per common share—Diluted	$1.14	$0.86	$1.16	$2.93	$3.50
Weighted average number of common shares outstanding—Diluted	68,582	69,536	73,249	69,982	75,557

TRITON INTERNATIONAL LIMITED Calculation of Return on Equity (In thousands)

	Three Months Ended,			Nine Months Ended,
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Adjusted net income	$78,056	$60,002	$84,950	$205,173	$264,124
Annualized Adjusted net income (1)	309,679	240,667	337,030	274,063	353,133

Average Shareholders' equity (2)(3)	$1,958,920	$1,974,600	$2,092,294	$2,010,082	$2,138,327

Return on equity	15.8%	12.2%	16.1%	13.6%	16.5%
(1)Annualized Adjusted net income was calculated based on calendar days per quarter.
(2)Average Shareholders' equity was calculated using the quarter’s beginning and ending Shareholder’s equity for the three-month ended periods, and the ending Shareholder’s equity from each quarter in the current year and December 31 of the previous year for the nine month ended periods.
(3)Average Shareholders' equity was adjusted to exclude preferred shares.